Exhibit 8

                                       KAUFMAN & CANOLES
                                   A Professional Corporation
                                ATTORNEYS AND COUNSELORS AT LAW
   700 Pavilion Center                One Commercial Place            11817 Canon Boulevard
   Post Office Box 626                Post Office Box 3037                  Suite 408
Virginia Beach, Virginia 23451         Norfolk, Virginia 23514     Newport News, Virginia 23606
        __________                       (757) 624-3000                    __________
   J. Douglas Sorensen                 Fax (757) 624-3169               Direct Dial Number
                                                                          (757) 624-3141
                                                                  E-MAIL: jdsorens@kaufcan.com



                                January 22, 1997


Doctors Health System, Inc.
10451 Mill Run Circle
Owings Mills, MD 21117

Medtrust Medical Group, Inc.
Suite 510
3251 Old Lee Highway
Fairfax, VA 22030-1509

Gentlemen:

     You have requested our opinion that the proposed merger of Medtrust Medical Group, Inc. ("Medtrust") into Doctors Health of Virginia, Inc. ("Sub") in exchange for Class B common stock of Doctors Health System, Inc. ("DHS") and other consideration will constitute a reorganization within the meaning of
Section 368 (a) of the Internal Revenue Code of 1986 ("the Code"), and various additional and related issues.

     Due to the complexity of the federal income tax law and the lack of authority concerning many issues addressed herein, there can be no assurance that the issues which are opined on herein, if they were to be litigated, would be decided favorably to Medtrust or its Members. In addition, our opinion as to any issue is not a guarantee of a favorable outcome if that issue were to be litigated. Because of the importance of the tax issues related to the proposed merger, an unfavorable decision on any of these issues might have a serious adverse effect on Medtrust and or its Members.

     This letter is not intended to encompass all of the federal income tax consequences which could result from the steps contemplated in the Merger Agreement (as hereinafter defined). It is intended to cover only the material tax issues relating directly to the merger. The opinions expressed herein are not binding on the Internal Revenue Service (the "Service"), and there can be no assurance that the Service will not take a position contrary to any of the opinions expressed herein; or if the Service took such a position, it would not be sustained by the courts.

Doctors Health System, Inc.
Medtrust Medical Group, Inc.
January 22, 1997
Page 2


     We have made such inquiries and have examined such questions of law and such documents, including those set forth below, as we have considered necessary for the purposes of this opinion:

     (1) The Plan and Agreement of Merger (the "Merger Agreement") among Medtrust Medical Group, Inc., Doctors Health System, Inc., and Doctors Health of Virginia, Inc. dated as of November 15, 1996, as amended December 23, 1996;

     (2) The Amendment No. 6 to the Proxy Statement/Prospectus Supplement for Doctors Health System Class B Common Stock as filed with the Securities and Exchange Commission on January 16, 1997; and

     (3) The Amended and Restated Stockholders Agreement of Doctors Health System, Inc. dated as of September 4, 1996.

     Our opinions, as expressed herein, are based solely on the information and representations contained in such documents and certain other representations and additional information that the parties have given us, the accuracy of which (specifically including but not limited to any determination of value referred to herein) has not been independently investigated or determined. For purposes of this opinion, the parties have represented to us and on the basis thereof, we make the following assumptions:

     (1) That all representations, warranties, covenants, and duties of the parties contained in the foregoing documents have been and will be fully performed and complied with in accordance with their terms including the actual merger of Medtrust into Sub in full compliance with the applicable provisions of federal and state law.

     (2) That no actions will be taken or omitted by any of the parties, including the individual shareholders of the incorporated Members of Medtrust, after the date hereof which would be inconsistent with any of the above documents in their present form, the assumptions set forth herein, or the continued eligibility of the merger to be treated as a reorganization described in Section 368 (a) of the Code.

     (3) That DHS has no present plan for the disposition, liquidation or termination of the business of Sub or its interest in Sub, and following the merger, DHS will control and maintain Sub as a separate operating corporation, continuing the principal business activities of Medtrust.

Doctors Health System, Inc.
Medtrust Medical Group, Inc.
January 22, 1997
Page 3


     (4) That no Member of Medtrust or any shareholder of an incorporated Member of Medtrust has any present agreement, plan or intention to sell or otherwise dispose of any DHS shares transferred pursuant to the Merger Agreement, including but not limited to the transfer by a Medtrust Member to its shareholders or employees.

     (5) That each of the parties including DHS, Medtrust and each individual recipient will treat the additional payment of cash and DHS shares to the individuals serving on the Negotiating Team as a separate payment for services directly related to the merger, and not in exchange for their direct or indirect interest in Medtrust, and that the value of such payment is reasonable in light of the value of such services.

     (6) That the rights, if any, granted to Members of Medtrust and individual physicians pursuant to Section 7 of the Merger Agreement represent an agreement to pay for future services of the organizations and/or individuals to whom such rights are granted, that any future contract, benefit or payment based on the granting of such rights will be commercially reasonable and will be equal to a fair and arms length value based on the service(s) to be provided, and that such rights will have no value at the time of the merger if viewed separately from the obligation to perform future services.

     (7) That the fair market value of the DHS Class B shares to be issued to Members of Medtrust will be not less than $ 7. 00 per share; the Members of Medtrust and their respective shareholders will receive no consideration in the merger other than that set forth in the foregoing documents; and no distributions of cash or other property will be made by Medtrust to its Members prior to the merger.

     (8) That the total of all expenses related to the merger that are paid directly by Medtrust will not exceed $32,000, and the balance of any cash or cash equivalents held by Medtrust at the time of merger will become the property of Sub.

     (9) That the fair market value of the DHS shares received by Medtrust Members, excluding any shares received by the Negotiating Team, will equal no less than 40% of the total consideration provided to the Medtrust Members in exchange for their respective interests in Medtrust.

Doctors Health System, Inc.
Medtrust Medical Group, Inc.
January 22, 1997
Page 4


                                    OPINION

     Subject to the conditions, assumptions, representations, facts and legal analysis set forth in this letter, our opinion is that:

     1. The Merger will constitute a tax-free reorganization under  Section  368
(a) of the Code, and DHS, Sub, and Medtrust will each be a party to the reorganization within the meaning of Section 368 (b) of the Code;

     2. No gain or loss will be recognized by Medtrust as a result of the Merger;

     3. No gain or loss will be recognized by a Medtrust Member with respect to shares of Class B Common Stock received from DHS in exchange for Medtrust Member Interests;

     4. The tax basis of the shares of Class B Common Stock received by a Medtrust Member will be equal to the aggregate tax basis of the Medtrust Interests exchanged therefor, reduced by an amount allocable to a fractional share of Class B Common Stock for which cash or other consideration is received; and

     5. The holding period of the shares of Class B Common Stock received by a Medtrust Member will include the holding period or periods of the Medtrust Member Interest exchanged therefor.

     In connection with the foregoing opinion, we note the following:

     A. The foregoing opinion is based on present provisions of the Code and the Regulations as well as certain administrative and judicial interpretations thereof. Consequently, future events which would modify or otherwise affect such provisions, interpretations, or their application may result in federal income tax treatment that is materially and adversely different from that described above for taxable years arising both before and after the occurrence of such events.

     B. No opinion is expressed as to any matter not expressly discussed herein.

     C. No opinion is expressed as to the tax consequences arising under the laws of any state, locality or foreign jurisdiction.

Doctors Health System, Inc.
Medtrust Medical Group, Inc.
January 22, 1997
Page 5


     D. No opinion is expressed as to the tax consequences of any of the transactions contemplated by the Merger Agreement related to individuals who are not direct Members of Medtrust, including but not limited to shareholders of incorporated Members of Medtrust. You should be aware that the distribution or transfer of DHS shares from an incorporated Member to its shareholders could have substantial tax consequences both with respect to issues discussed in this opinion and with respect to issues beyond the scope of this opinion. Finally, we do not undertake to advise you of any changes of any opinions expressed herein resulting from matters that might hereafter come to or be brought to our attention.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.


                                       Yours very truly,

                                       KAUFMAN & CANOLES, P.C.


                                       By: /s/ J. Douglas Sorensen
                                          _________________________
                                          J. Douglas Sorensen